Exhibit 99.1

News Release

LANDAUER

For Immediate Release

Landauer, Inc. Appoints Teri Fontenot to Board of Directors

William G. Dempsey to Assume Role of Lead Independent Director Effective October 1, 2016; Robert Cronin to Retire from the Board Effective at the 2017 Annual Meeting

For Further Information Contact:

Michael DeGraff

Sard Verbinnen & Co

Phone: 312.895.4734

Email: mdegraff@sardverb.com

GLENWOOD, Ill., September 28, 2016 -- Landauer, Inc. (NYSE: LDR), a recognized leader in personal and environmental radiation measurement and monitoring and outsourced medical physics services, today announced that Teri G. Fontenot has been appointed to the Board of Directors, effective September 28, 2016, expanding the company’s Board to nine directors.

Ms. Fontenot has nearly 35 years of experience in leading healthcare organizations.  She is currently the President and Chief Executive Officer of Woman’s Hospital, a Level III regional referral hospital in Baton Rouge, Louisiana dedicated to women’s and infants’ healthcare, a position she has held since 1996.

In addition, the Board of Directors announced that, effective at the Company’s 2017 Annual Meeting of Shareholders, Robert Cronin, Lead Independent Director, will retire from the Board, as required by the retirement policy set forth in the Company’s Governance and Nominating Standards.  Current Landauer director, William G. Dempsey, will succeed Mr. Cronin as Lead Independent Director of the Board, effective October 1, 2016.  William G. Dempsey joined Landauer’s Board of Directors in 2008.

Michael T. Leatherman, Executive Chairman of the Board said, “It is a great pleasure to welcome Teri to the Board. Teri is a proven leader in the healthcare industry and, in addition, brings a wealth of financial experience to Landauer.  Her expertise will be invaluable to better understand customer needs as Landauer continues to broaden its products and services targeted at the healthcare industry.”

Mr. Leatherman continued, “On behalf of the Board, I would like to thank Bob for his service and valuable contributions during his tenure.  Landauer has made significant progress over the past few years, and it is clear the Company is well positioned to continue executing its growth strategy and capitalize on the substantial market opportunities ahead.”

Landauer, Inc. 2 Science Road Glenwood, Illinois 60425-1586 Telephone: 708.755.7000 Fax: 708.755.7011  www.landauer.com

Exhibit 99.1

Teri Fontenot Biography

Teri Fontenot has a breadth of healthcare leadership and finance experience. She is currently the President and Chief Executive Officer of Woman’s Hospital, a Level III regional referral hospital in Baton Rouge, Louisiana dedicated to women’s and infants’ healthcare, a position she has held since 1996. Ms. Fontenot joined Woman’s Hospital in January 1992 and has held a variety of roles during her tenure, including Chief Operating Officer and Chief Financial Officer.  She previously served as Chair of the American Hospital Association and as a member of the Federal Reserve Bank of Atlanta Board as well as a member of the NIH industry committee.  She is a Fellow of the American College of Healthcare Executives (FACHE) and earned a Bachelor of Business Administration in Accounting from the University of Mississippi and a Master of Business Administration from Northeast Louisiana University.

About Landauer

Landauer is a leading global provider of technical and analytical services to determine occupational and environmental radiation exposure, as well as the leading domestic provider of outsourced medical physics services. For more than 50 years, the Company has provided complete radiation dosimetry services to hospitals, medical and dental offices, universities, national laboratories, nuclear facilities and other industries in which radiation poses a potential threat to employees. Landauer’s services include the manufacture of various types of radiation detection monitors, the distribution and collection of the monitors to and from customers, and the analysis and reporting of exposure findings. The Company provides its dosimetry services to approximately 1.8 million individuals globally. In addition, through its Medical Physics segment, the Company provides therapeutic and imaging physics services to the medical physics community. For information about Landauer, please visit their website at http://www.landauer.com.

For the latest news releases and other corporate documents on Landauer, Inc., visit

www.landauer.com

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Landauer, Inc. 2 Science Road Glenwood, Illinois 60425-1586 Telephone: 708.755.7000 Fax: 708.755.7011  www.landauer.com